As filed with the Securities and Exchange Commission on November 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sweetgreen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1159215
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

3101 W. Exposition Boulevard Los Angeles, CA 90018	90018
(Address of Principal Executive Offices)	(Zip Code)

Sweetgreen, Inc. 2009 Stock Plan

Sweetgreen, Inc. 2019 Equity Incentive Plan

Spyce Food Co. 2016 Stock Option and Grant Plan

Sweetgreen, Inc. 2021 Equity Incentive Plan

Sweetgreen, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Jonathan Neman

Chief Executive Officer

Sweetgreen, Inc.

3101 W. Exposition Boulevard

Los Angeles, CA 90018

(323) 990-7040

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Nick Hobson

David Peinsipp

Siana Lowrey

Charles S. Kim

Julia R. Boesch

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, CA 90401

(310) 883-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.001 par value per share
Sweetgreen, Inc. 2009 Stock Plan (options)	6,005,603(2)	$3.28(3)	$19,698,378.00(3)	$1,826.04
Sweetgreen, Inc. 2019 Equity Incentive Plan (options)	7,848,283(4)	$9.60(3)	$75,343,517.00(3)	$6,984.34
Sweetgreen, Inc. 2019 Equity Incentive Plan (Restricted Stock Units)	8,315,125(5)	$28.00(6)	$232,823,500.00(6)	$21,582.74
Spyce Food Co. 2016 Stock Option and Grant Plan (options)	83,224(7)	$8.74(3)	$727,378.00(3)	$67.43
Sweetgreen, Inc. 2021 Equity Incentive Plan	12,883,571(8)	$28.00(6)	$360,739,988.00(6)	$33,440.60
Sweetgreen, Inc. 2021 Employee Stock Purchase Plan	3,000,000(9)	$23.80(10)	$71,400,000.00(10)	$6,618.78
TOTAL	38,135,806	—	$760,732,761.00	$70,519.93

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Sweetgreen, Inc.’s (the “Registrant”) outstanding shares of Class A Common Stock.

(2)

Represents shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2009 Stock Plan (the “2009 Plan”). The 2009 Plan has been terminated and no further option grants will be made under the 2009 Plan, and any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, have been allocated to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”).

(3)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(4)

Represents shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2019 Stock Plan (the “2019 Plan”). The 2019 Plan has been terminated and no further option grants will be made under the 2019 Plan, and any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, have been allocated to the 2021 Plan.

(5)

Represents shares of Class A Common Stock reserved for issuance upon the vesting of outstanding restricted stock units granted under the 2019 Plan. Any shares underlying outstanding restricted stock units that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares will become available for future grant under the 2021 Plan.

(6)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Class A Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on November 19, 2021 pursuant to Rule 424(b) under the Securities Act.

(7)

Represents shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options granted under the Spyce Food Co. 2016 Stock Option and Grant Plan (the “Spyce Plan”), which options were assumed in connection with the Registrant’s acquisition of Spyce Food Co. The Spyce Plan was only assumed for the purposes of governing the terms of the assumed options, and no further option grants will be made under the Spyce Plan. Any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares will be permanently forfeited.

(8)

Includes (i) 335,834 shares of unvested Class A Common Stock outstanding pursuant to early exercises of options granted under the 2019 Plan and (ii) 12,547,737 shares reserved for future grant under the 2021 Plan. To the extent outstanding awards under the 2009 Plan or 2019 Plan, consisting of those referenced in footnotes (2), (4) and (5) above, as well as subsection (i) of this footnote (8), terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or, in the case of early exercised options, the repurchase of such shares, the shares of Class A Common Stock subject to such awards instead will become available for future grant under the 2021 Plan.

(9)

Represents shares of Class A Common Stock reserved for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, beginning on January 1, 2023 and continuing through January 2, 2031. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 4,300,000 shares of Class A Common Stock; and (c) a number of shares of Class A Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(10)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s Class A Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on November 19, 2021 pursuant to Rule 424(b) under the Securities Act, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Sweetgreen, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)

the Registrant’s prospectus filed on November 19, 2021 pursuant to Rule 424(b), dated November 17, 2021, under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-260472), as amended, and Registration Statement on Form S-1 (File No. 333-261159), filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

the description of the Class  A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41069) filed with the Commission on November 15, 2021, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and its amended and restated bylaws provide that it will indemnify its directors and executive officers and permits it to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of Sweetgreen, Inc., provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of Sweetgreen, Inc. At present, there is no pending litigation or proceeding involving a director or executive officer of Sweetgreen, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41069), filed with the Commission on November 22, 2021).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41069), filed with the Commission on November 22, 2021).

4.3	Form of Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260472), filed with the Commission on November 9, 2021).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Sweetgreen, Inc. 2009 Stock Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260472), filed with the Commission on October 25, 2021).

99.2	Sweetgreen, Inc. 2019 Equity Incentive Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260472), filed with the Commission on October 25, 2021).

99.3	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for awards under the 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260472), filed with the Commission on October 25, 2021).

99.4	Spyce Food Co. 2016 Stock Option and Grant Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260472), filed with the Commission on October 25, 2021).

99.5	Sweetgreen, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260472), filed with the Commission on October 25, 2021).

99.6	Sweetgreen, Inc. 2021 Employee Stock Purchase Plan.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on November 22, 2021.

Sweetgreen, Inc.

By:	/s/ Jonathan Neman
Jonathan Neman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Neman and Mitch Reback, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jonathan Neman	President, Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	November 22, 2021
Jonathan Neman

/s/ Nicolas Jammet	Chief Concept Officer and Director	November 22, 2021
Nicolas Jammet

/s/ Nathaniel Ru	Chief Brand Officer and Director	November 22, 2021
Nathaniel Ru

/s/ Mitch Reback	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 22, 2021
Mitch Reback

/s/ Neil Blumenthal	Director	November 22, 2021
Neil Blumenthal

/s/ Julie Bornstein	Director	November 22, 2021
Julie Bornstein

/s/ Cliff Burrows	Director	November 22, 2021
Cliff Burrows

/s/ Stephen M. Case	Director	November 22, 2021
Stephen M. Case

/s/ Valerie Jarrett	Director	November 22, 2021
Valerie Jarrett

/s/ Youngme Moon	Director	November 22, 2021
Youngme Moon

/s/ Bradley Singer	Director	November 22, 2021
Bradley Singer